Exhibit 99.1

Innovative Solutions & Support, Inc. Announces 3rd Quarter and Year-To-Date
Results for the Period ended June 30, 2006

EXTON, Pa.—(BUSINESS WIRE)—July 26, 2006—Innovative Solutions & Support, Inc. (NASDAQ:ISSC) today announced financial results for the third quarter and year-to-date periods ended June 30, 2006.

Backlog at the end of the third quarter was $34.3 million, a 21% increase from $28.3 million at the end of the second quarter. The increase in backlog was primarily due to gains in Flat Panel Display orders which had a quarter end backlog of $22.1 million. This represents an increase of $5.8 million or 36% from the second quarter and accounts for 64% of the Company’s total backlog at June 30, 2006.

In the third quarter, Flat Panel Display System sales were $1.2 million, up from $0.5 million in the prior year’s third quarter. Total third quarter sales were $3.0 million compared to $17.1 million in the prior year’s third quarter. For the nine months ending June 30, 2006, Flat Panel Display System sales were $5.3 million, an increase of $4.4 million or 489% from the prior year’s nine-month period. Total year-to-date sales were $12.1 million compared to $55.1 million for the first nine months of fiscal 2005, which benefited from RVSM compliance deadlines.

Roman Ptakowski, President of Innovative Solutions & Support, Inc., commented, “Our Flat Panel Display Systems business continues to gain momentum as evidenced by the upturn in Flat Panel orders as well as the record backlog level in the quarter. We continue to experience accelerating interest from an increasing variety of markets and our Flat Panel Systems strategy - targeting markets consisting of large numbers of aircraft, furthering our price leadership, and exploring partnerships and other alliances that can help drive growth — remains intact. At the same time, demand for our Air Data products improved reflecting replacement needs for aging aircraft.”

The Company reported a net loss in the third quarter of $(1.2) million or $(0.07) per fully diluted share after investing $1.7 million in Engineering, Research and Development (ER&D) spending in the quarter for both new and current product development and certification efforts. This compared to $4.9 million of net income or $0.27 per fully diluted share in the third quarter of fiscal 2005. Fiscal year-to-date, the Company reported a net loss of $(1.9) million or $(0.11) per fully diluted share after investing $5.1 million in ER&D. This compared to net income of $17.4 million or $0.95 per fully diluted share in the first nine months of fiscal 2005.

The Company’s cash position at June 30th was $66.7 million and reflected the Company’s $18.1 million purchase of its common stock during the 2nd and 3rd quarters of this fiscal year. Without the purchase of the 1,272,510 shares of its common stock, the cash balance would have been $84.8 million, reflecting a positive cash flow of $1.6 million in the fiscal nine month period. Please refer to the accompanying schedules highlighting our Statement of Operations and Balance Sheet.

Mr. Ptakowski continued, “The Company’s growing backlog reflects the acceptance of our Flat Panel System in the marketplace and the ongoing demand for Air Data products. Despite the year over year revenue and earnings decline, the company still delivered gross margins in excess of 44% and continued to invest in Flat Panel Display Systems, aircraft certification efforts and other products to ensure the company’s future.”

The company will host a conference call tomorrow morning, July 27, 2006 at 9:30 am local time (EST) to discuss these results as well as our business outlook. Please call in to participate at (800) 500-0311. Also, our web site (www.innovative-ss.com) will carry the conference call live and have it available for subsequent listening for a period of 30 days.

Headquartered in Exton, PA. Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator engaged in the design, manufacture and marketing of Flat Panel Display Systems, Air Data, Flight Information Computers, Engine and Fuel Measurement and Control Computers and advanced monitoring systems that measure and display critical flight information. This includes data relative to aircraft separation, airspeed and altitude as well as other instrument measurements.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflects management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Mr. James Reilly at (610) 646-9800

Innovative Solutions and Support, Inc.
Balance Sheet

	June 30, 2006	September 30, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$66,679,719	$83,172,582
Accounts receivable	1,651,487	5,479,936
Inventories	5,888,956	3,911,626
Deferred income taxes	1,000,604	956,070
Prepaid expenses	3,287,000	4,028,498
Total current assets	78,507,766	97,548,712
Property and equipment, net	9,142,976	9,361,052
Other assets	339,864	125,114
TOTAL ASSETS	$87,990,606	$107,034,878
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of note payable	$100,000	$100,000
Current portion of capitalized lease obligation	7,891	7,257
Accounts payable	631,503	305,516
Accrued expenses	2,798,295	3,503,814
Deferred revenue	592,288	176,650
Total current liabilities	4,129,977	4,093,237
Note payable	4,235,000	4,235,000
Capitalized lease obligation	6,591	13,113
Deferred revenue	138,609	191,463
Deferred income taxes	521,388	635,967
SHAREHOLDERS’ EQUITY:
Common stock	18,081	18,047
Additional paid-in capital	43,038,800	41,926,318
Retained earnings	53,988,588	55,921,733
Treasury stock	(18,086,428)	—
Total shareholders’ equity	78,959,041	97,866,098
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$87,990,606	$107,034,878

Innovative Solutions and Support, Inc.
Statement of Operations

	Three months ended June 30,		Nine months ended June 30,
	2006	2005	2006	2005
Revenues	$2,991,022	$17,101,620	$12,141,161	$55,081,445
Cost of Sales	1,667,301	5,846,912	6,564,037	17,806,327
Gross profit	1,323,721	11,254,708	5,577,124	37,275,118

Research and development	1,695,304	1,501,475	5,147,093	4,321,474
Selling, general and administrative	2,543,635	2,489,287	6,641,121	6,821,682
Operating income (loss)	(2,915,218)	7,263,946	(6,211,090)	26,131,962

Interest income	848,601	543,857	2,449,672	1,255,431
Interest expense	(50,068)	(48,796)	(138,063)	(127,930)

Income (loss) before income taxes	(2,116,685)	7,759,007	(3,899,481)	27,259,463

Income tax expense (benefit)	(955,071)	2,860,294	(1,966,336)	9,894,108

Net Income (loss)	$(1,161,614)	$4,898,713	$(1,933,145)	$17,365,355

Net Income (loss) per Common Share
Basic	$(0.07)	$0.27	$(0.11)	$0.97
Diluted	$(0.07)	$0.27	$(0.11)	$0.95

Weighted Average Shares Outstanding
Basic	17,013,737	17,909,270	17,582,519	17,814,504
Diluted	17,013,737	18,360,921	17,582,519	18,314,568